CONTACT: Ted Abajian

EVP and Chief Financial Officer
805-745-7725

CKE RESTAURANTS, INC. REPORTS 52 PERCENT INCREASE IN FIRST QUARTER NET INCOME

NET INCOME REACHES $16 MILLION OR 24 CENTS PER DILUTED SHARE

CARPINTERIA, Calif. — June 27, 2005 — CKE Restaurants, Inc. (NYSE:CKR) announced today first quarter results and the filing of its Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) for the quarter ended May 23, 2005.

First Quarter Highlights

•	Net income increased by $5.5 million to $16 million, or $0.24 per diluted share as compared to net income of $10.5 million or $0.17 per diluted share in the prior-year quarter.

•	Same-store sales increased 2.4 percent at company-operated Carl’s Jr.® restaurants during the first quarter after recording a 9.8 percent increase in the prior-year quarter.

•	Same-store sales decreased 0.1 percent at company-operated Hardee’s® restaurants during the first quarter after recording an 11.9 percent increase in the prior-year quarter.

•	Restaurant-level margins at company-operated Carl’s Jr. restaurants were 21.9 percent for the current-year quarter, equaling the prior-year quarter despite increased beef prices.

•	Restaurant-level margins at company-operated Hardee’s restaurants were 14.2 percent for the current-year quarter, a decrease of 140 basis points as compared to the prior-year quarter. The decrease in Hardee’s restaurant-level margins was primarily due to increased beef prices and certain other operating costs without an offsetting benefit from increasing same-store sales.

•	Company-operated Carl’s Jr. restaurants reached their highest average unit volume in history with an increase to $1,315,000 for the trailing 52 weeks. Hardee’s recorded the highest average unit volume since 1995 with an increase to $868,000 for the trailing 52 weeks.

•	Consolidated revenue increased to $465.9 million for the current-year quarter, a 2.3 percent increase over the prior-year quarter.

•	Consolidated facility action charges decreased to $0.6 million, a $6.3 million drop as compared to the prior-year quarter. The prior-year quarter included charges related to the closure of restaurants that did not recur at the same level in the current quarter.

•	Consolidated operating income was $23.1 million for the current-year quarter, an increase of $1.1 million over the prior-year quarter operating income of $22.0 million.

•	Consolidated interest expense decreased $4.3 million as compared to the prior-year quarter, due primarily to the Company’s overall debt reduction and lower borrowing costs resulting from the Company’s refinance of previously outstanding high-yield notes.

Executive Commentary

Commenting on the Company’s performance, president and chief executive officer Andrew F. Puzder said, “I am very pleased with our first quarter net income of $16 million, which is an increase of $5.5 million or 52 percent over the prior-year quarter. Carl’s Jr. and Hardee’s were both faced with rolling over difficult prior-year same-store sales increases of 9.8 percent and 11.9 percent, respectively. Both brands were also impacted by unfavorable beef prices as compared to the prior-year quarter during which beef prices were temporarily depressed following a December 2003 domestic mad cow incident. In spite of these difficulties, we are very pleased with the results for both Carl’s Jr. and Hardee’s.”

Carl’s Jr.

Puzder continued, “Same-store sales at company-operated Carl’s Jr. restaurants increased 2.4 percent during the first quarter. On a two-year cumulative basis, Carl’s Jr. same-store sales were up approximately 12.2 percent for the first quarter. Revenue at company-operated Carl’s Jr. restaurants increased $6.7 million, or 4.0 percent, over the prior-year quarter,” continued Puzder. “During the quarter, the Carl’s Jr. brand introduced The Spicy BBQ Six Dollar Burger™, which made national headlines when a television ad for the product starring Paris Hilton generated a high level of media interest. However, the ad and the media coverage both only influenced the last few days of the quarter. Carl’s Jr. also continued to promote its latest breakfast offering, the unique Breakfast Burger™, during the quarter.”

“Carl’s Jr. generated restaurant-level margins of 21.9 percent at company-operated restaurants during the first quarter which, in spite of higher beef prices, were flat as compared to the prior year. Carl’s Jr. generated $21.3 million of operating income during the first quarter, an increase of $0.2 million over the prior-year quarter.”

Hardee’s

“Same-store sales at company-operated Hardee’s restaurants were essentially flat in the first quarter, declining 0.1 percent. On a two-year cumulative basis, Hardee’s same-store sales were up approximately 11.8 percent for the first quarter” added Puzder. “Hardee’s introduced the Frisco Thickburger™ during the quarter after promoting the aptly named 2/3-lb. Monster Thickburger™ for the first month of the period, and also introduced the Loaded Breakfast Burrito™ for its breakfast customers.”

“Hardee’s restaurant-level margins of 14.2 percent were down 140 basis points as compared to the exceptionally strong prior-year first quarter restaurant level margin of 15.6 percent. Unfavorable beef prices and relatively flat same-store sales performance were the primary cause of the margin decrease. Hardee’s generated operating income of approximately $4.2 million during the first quarter, which is an increase of approximately $0.9 million over the prior-year period.”

“We continue to remain focused on our restaurant fundamentals, premium products, cutting-edge advertising, controlling costs and leveraging our infrastructure and marketing presence to build out existing core markets. We are pleased with the first quarter results and look forward to sharing our future results,” Puzder concluded.

As of the end of its fiscal first quarter on May 23, 2005, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,165 franchised or company-owned restaurants in 43 states and in 12 countries, including 1,020 Carl’s Jr. restaurants, 2,029 Hardee’s restaurants and 100 La Salsa Fresh Mexican Grill® restaurants.

SEC Filings

The Company’s filings with the SEC are available to investors at www.ckr.com under Investors/SEC Filings.

Conference Call

The Company will host a conference call and webcast to discuss its first quarter and fiscal year-end results on June 27, 2005 at 6:00 p.m. (EDT) / 3:00 p.m. (PDT). The Company invites investors to listen to the live webcast of the conference call at www.ckr.com under “Investors.”

Safe Harbor Disclosure
Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ abilities to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward- looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
(Unaudited)

	Sixteen Weeks Ended
	May 23, 2005	May 17, 2004

Revenue:
Company-operated restaurants	$371,488	$365,871
Franchised and licensed restaurants and other	94,421	89,440

Total revenue	465,909	455,311

Operating costs and expenses:

Restaurant operations:
Food and packaging	108,015	105,724
Payroll and other employee benefits	113,210	112,595
Occupancy and other	85,181	81,255

	306,406	299,574
Franchised and licensed restaurants and other	72,833	66,991
Advertising	22,991	22,264
General and administrative	39,971	37,656
Facility action charges, net	560	6,817

Total operating costs and expenses	442,761	433,302

Operating income	23,148	22,009
Interest expense	(7,373)	(11,720)
Other income, net	863	729

Income before income taxes and discontinued operations	16,638	11,018
Income tax expense	639	351

Income from continuing operations	15,999	10,667
Loss from operations of discontinued segment (net of income tax expense of $0 for the sixteen-week period ended May 17, 2004)	—	(163)

Net income	$15,999	$10,504

Basic income per common share:
Continuing operations	$0.27	$0.18
Discontinued operations	—	—

Net income	$0.27	$0.18

Diluted income per common share:
Continuing operations	$0.24	$0.17
Discontinued operations	—	—

Net income	$0.24	$0.17

Weighted-average common shares outstanding:
Basic	58,696	57,605
Dilutive effect of stock options, warrants and convertible notes	14,997	13,581

Diluted	73,693	71,186

# # #